Exhibit 10.1

SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SIXTH AMENDMENT (the “Sixth Amendment”) to Employment Agreement, is entered into as of December 31, 2019 by and between John a/k/a Jack McGrath, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”) amends the Amended Employment Agreement (as defined below) between Executive and the Company, and is entered into pursuant to Section 20 of the Amended Employment Agreement.

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Agreement on March 4, 2010 which was effective January 1, 2010 (the “2010 Employment Agreement”), which was amended by a First Amendment to Employment Agreement dated August 23, 2011, a Second Amendment to Employment Agreement dated May 15, 2013, a Third Amendment Extending Term of Employment Agreement dated June 11, 2015, a Fourth Amendment to Employment Agreement dated September 29, 2016, and a Fifth Amendment dated February 28, 2018, and an Acknowledgment and Waiver Agreement dated as of August 9, 2019 (the 2010 Employment Agreement, as heretofore amended is referred to as the “Amended Employment Agreement”); and

WHEREAS, the Company and Executive desire to further amend the terms of the Amended Employment Agreement subject to the terms and conditions set forth in this Amendment (the Amended Employment Agreement, as further amended by this Sixth Amendment, is referred to as the “Amended Employment Agreement”.)

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amended Employment Agreement.

2.	The Parties hereby agree that effective upon the execution of this Amendment, the Amended Employment Agreement shall be deemed amended as follows:

(a)	Section 2 of the Amended Employment Agreement is amended and replaced in its entirety by the following:

“2. Term. The Employment of Executive hereunder shall commence on the Effective Date and continue until December 31, 2021, subject to earlier termination on the terms and conditions provided elsewhere in this Agreement (the “Term”.) As used herein, “Termination Date” means the last day of the Term.”

(b)	Section 3(d) of the Amended Employment Agreement is amended and replaced in its entirety to provide as follows:

“(d) Pursuant to and subject to the terms of the Plan, the Company shall, to the extent shares are available for award under the Plan, issue to Executive on each of the first business days of 2020 and 2021 (provided that Executive remains employed by the Company on such date(s), as applicable) that number of shares of Restricted Stock that are equal to the lesser of (A) $1,000,000 in value (based on the closing price of a share of the Company's common stock on December 31, 2019 or December 31, 2020, as applicable), or (B) 0.5% of common shares outstanding of the Company, which shall vest as set forth below in this Section 3 (d); provided , that no such award under (A) or (B) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan. Granted shares will vest in four equal installments on each anniversary of grant.”

(c)	Section 3(e) of the Amended Employment Agreement is amended and replaced in its entirety to provide as follows:

“e. 2020 and 2021 Performance Bonus Opportunity. For the fiscal years commencing on January 1, 2020 and January 1, 2021, Executive shall be eligible to receive a performance-based bonus award (the “Performance Bonus”) in a range between Twenty-Five percent (25%) and One Hundred Twenty-Five percent (125%) of the Base Salary, based upon the level of EBITDA (defined below) achieved by the Company for such fiscal year prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board (each an “EBITDA Target Amount”), as determined by the Compensation Committee, and subject to the terms and conditions set forth herein (the Performance Bonus for fiscal year 2020 is referred to as the “2020 Performance Bonus and the Performance Bonus for fiscal year 2021 is referred to as the “2021 Performance Bonus”.)

(i)	2020 Performance Bonus Opportunity. For fiscal year 2020, if the Compensation Committee determines that the Company’s EBITDA (as defined in the First Lien Term Loan Facility Credit Agreement, dated as of August 9, 2019, by and among Cortland Capital Market Services LLC, the Financial Institutions party thereto, the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc., and Kids Only, Inc.) for fiscal year 2020 prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board:

(A)	is less than $25,000,000.00, no 2020 Performance Bonus shall be paid;

(B)	equals $25,000,000.00, the 2020 Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year;

(C)	equals $35,000,000.00, the 2020 Performance Bonus shall be in an amount equal to Fifty Percent (50%) of the Base Salary for such fiscal year;

(D)	equals $45,000,000.00, the 2020 Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year; OR

(E)	equals or exceeds $55,000,000.00, the 2020 Performance Bonus shall be in an amount equal to One Hundred and Twenty-Five Percent (125%) of the Base Salary for such fiscal year.

(ii)	To the extent that EBITDA exceeds $25,000,000.00, but falls between two EBITDA Target Amounts set forth in Sections 3(e) (i) (A) through (E) above, the amount of the 2020 Performance Bonus shall be determined by the Compensation Committee through linear interpolation. For the avoidance of doubt, the calculation of any 2020 Performance Bonus shall be based upon only the highest EBITDA Target Amount achieved by the Company for 2020, and shall not be a cumulative amount.

(iii)	The Company shall pay any 2020 Performance Bonus due Executive hereunder for the fiscal year commencing January 1, 2020 in cash, subject to any required tax withholding, in 2021, not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for fiscal year 2020 is issued and delivered to the Company and in any event not later than April 30, 2021 (the “2020 Performance Bonus Award Date”). Except as otherwise provided herein, Executive must be employed on the 2020 Performance Bonus Award Date to be eligible to receive the 2020 Performance Bonus, or any portion thereof, for such fiscal year.

(iv)	2021 Performance Bonus Opportunity. For fiscal year 2021, if the Compensation Committee determines that the Company’s EBITDA (as defined in the First Lien Term Loan Facility Credit Agreement, dated as of August 9, 2019, by and among Cortland Capital Market Services LLC, the Financial Institutions party thereto, the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc., and Kids Only, Inc.) for fiscal year 2021 prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board:

(A)	is less than $30,000,000.00, no 2021 Performance Bonus shall be paid;

(B)	equals $30,000,000.00, the 2021 Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year;

(C)	equals $40,000,000.00, the 2021 Performance Bonus shall be in an amount equal to Fifty Percent (50%) of the Base Salary for such fiscal year;

(D)	equals $50,000,000.00, the 2021 Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year; OR

(E)	equals or exceeds $60,000,000.00, the 2021 Performance Bonus shall be in an amount equal to One Hundred and Twenty-Five Percent (125%) of the Base Salary for such fiscal year.

(v)	To the extent that EBITDA exceeds $30,000,000.00, but falls between two EBITDA Target Amounts set forth in Sections 3(e) (IV) (A) through (E) above, the amount of the 2021 Performance Bonus shall be determined by the Compensation Committee through linear interpolation. For the avoidance of doubt, the calculation of any 2021 Performance Bonus shall be based upon only the highest EBITDA Target Amount achieved by the Company for 2021, and shall not be a cumulative amount.

(vi)	The Company shall pay any 2021 Performance Bonus due Executive hereunder for the fiscal year commencing January 1, 2021 in cash, subject to any required tax withholding, in 2022, not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for fiscal year 2021 is issued and delivered to the Company and in any event not later than April 30, 2022 (the “2020 Performance Bonus Award Date”). Except as otherwise provided herein, Executive must be employed on the 2021 Performance Bonus Award Date to be eligible to receive the 2021 Performance Bonus, or any portion thereof, for such fiscal year.”

3.	Separation and Release Agreement. Executive acknowledges and agrees that, as a condition of receiving the payments and benefits to be provided to him if Executive’s employment is terminated following a Change of Control by Executive for Good Reason or by the Company without Cause, Executive shall be required to execute and deliver to the Company a Separation Agreement and General Release in substantially the form attached as Exhibit A (the “Release”) to Amendment No. 3 to the Third Amended and Restated Employment Agreement entered into as of August 9, 2019 between the Company and Stephen G. Berman, in accordance with the time limits set forth therein, with modifications to Section 4 thereof to reflect the payments and benefits to which Executive is entitled to receive under the Amended Employment Agreement, and not exercise any right to revoke such Release.

4.	Miscellaneous.

4.1	Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Employment Agreement, as amended and modified hereby.

4.2	This Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Amended Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This Amendment can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

4.3	This Amendment shall be governed and construed as to its validity, interpretation and effect by the laws of the State of California, without reference to its conflicts of laws provisions.

4.4	Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Amendment.

4.5	This Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

5.	The Amended Employment Agreement, as expressly amended by this Sixth Amendment, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above, intending to be legally bound hereby.

JAKKS PACIFIC, INC.

By:	/S/
Name: Stephen Berman
Title: President & CEO

/S/
John a/k/a Jack McGrath